MOORE & ASSOCIATES, CHARTERED

      ACCOUNTANTS AND ADVISORS

             PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 (Amendment 5) of Kat Racing, Inc. (A Development Stage Company), of our report dated January 21, 2008 (Except as to Note 1 the date is May 30, 2008) on our audit of the financial statements of Kat Racing, Inc. (A Development Stage Company) as of September 30, 2007 and September 30, 2006, and the related statements of operations, stockholders' equity and cash flows for the years ended September 30, 2007 and 2006, and from inception on December 5, 2005 through September 30, 2007, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

July 25, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501